Exhibit 10.106

GSM TERMINATION FEE AGREEMENT

This GSM TERMINATION FEE AGREEMENT (the “Agreement”) is dated as of November 24, 2009, among Nortel Networks Corporation, a corporation organized under the laws of Canada (“NNC”), Nortel Networks Limited, a corporation organized under the laws of Canada (“NNL”), Nortel Networks Inc., a corporation organized under the laws of Delaware (“NNI” and, together with NNC and NNL, the “Main Sellers”), and Telefonaktiebolaget LM Ericsson (publ), a corporation organized under the laws of Sweden (the “Purchaser”).

RECITALS

WHEREAS, on November 24, 2009, following an auction (the “Auction”), the Main Sellers entered into an asset sale agreement with the Purchaser relating to the sale of the GSM business of the Main Sellers and certain of their affiliates (respectively, the “Asset Sale Agreement” and the “Sale”); and

WHEREAS, for the purpose of facilitating the completion of the Sale and maximizing the value arising from the Sale for their respective stakeholders, the parties hereby agree to certain covenants relating to the pursuit and completion of the Sale.

NOW, THEREFORE, in consideration of the promises and mutual covenants made herein, and of the mutual benefits to be derived hereby (the sufficiency of which are acknowledged), the parties hereto agree as follows:

1.	Definitions. To the extent capitalized words used herein (including in the recitals hereof) are not defined in this Agreement, those words shall have the meanings given to them in the Asset Sale Agreement.

2.	Certain Covenants.

a.	Within two (2) Business Days of the date hereof, NNI shall file (a) a notice with the U.S. Bankruptcy Court to inform all parties in interest that upon completion of the Auction, the Purchaser has been designated by the Sellers as the Successful Bidder, (b) a motion with the U.S. Bankruptcy Court seeking approval of the assumption and assignment procedures for the Assumed and Assigned Contracts of the U.S. Debtors (the “Assignment Procedures Motion”), (c) a notice of a proposed final sale order approving and authorizing the Sale, which shall be substantially in the form of Exhibit 5.1 of the Asset Sale Agreement (with such changes thereto as the Purchaser and the Sellers both approve in their respective reasonable discretion) and (d) a motion with the U.S. Bankruptcy Court seeking approval of this Agreement (the “Termination Fee Motion”).

b.	Within two (2) Business Days of the date hereof, NNL and NNC shall file (a) a motion with the Canadian Court seeking approval of the Canadian Approval and Vesting Order Motion with respect to the Sale and (b) a motion with the Canadian Court seeking approval of this Agreement.

c.	The Main Sellers shall not withdraw the U.S. Sale Motion or the Canadian Approval and Vesting Order Motion with respect to the Sale. For purposes hereof, the “U.S. Sale Motion” means that certain Debtors’ Motion For Orders (I)(A) Authorizing And Approving The Bidding Procedures, (B) Approving The Notice Procedures, And (C) Setting A Date For The Sale Hearing, And (II) Authorizing And Approving The Sale Of Certain Assets Of Debtors’ GSM/GSM-R Business, which was filed on September 30, 2009 with the U.S. Bankruptcy Court.

d.	Subject to the availability of the U.S. Bankruptcy Court, NNI shall use reasonable best efforts to prosecute and seek approval of each of the Assignment Procedures Motion, the Termination Fee Motion and the U.S. Sale Motion with respect to the Sale by December 2, 2009, provided that if the U.S. Bankruptcy Court approves the Sale and grants the relief sought by U.S. Sale Motion and the Canadian Court approves the Sale and grants the relief sought in the Canadian Approval and Vesting Motion prior to the approval of the Termination Fee Motion, the parties hereby agree that NNI may withdraw the Termination Fee Motion without incurring any obligation to pay the Termination Fee (as defined below).

3.	Termination Payment. In the event of a breach by the Main Sellers of their obligations under Section 2 hereof, the Purchaser shall provide written notice to the Main Sellers of such breach (“Breach Notice”). If the Main Sellers fails to cure the breach set forth in the Breach Notice within one (1) Business Day of actual receipt of the Breach Notice, the Main Sellers shall pay to the Purchaser, as the sole and exclusive remedy of the Purchaser, in immediately available funds within two (2) Business Days following such event, a cash fee of $3.09 million (the “Termination Fee”). The Sellers acknowledge and agree that the Termination Fee is a reasonable amount given the size and complexity of the transactions contemplated by this Agreement. The Main Sellers’ obligation to pay the Termination Fee shall, to the extent owed by the U.S. Debtors, constitute allowed administrative expense claims against the U.S. Debtors under Section 503(b) of the U.S. Bankruptcy Code and shall be entitled to a first priority Lien on the proceeds of an Alternative Transaction, if any. For purposes hereof, “Alternative Transaction” means the sale, transfer or other disposition, directly or indirectly, including through an asset sale, stock sale, merger, amalgamation or other similar transaction, of all or a material portion of the Business or all or a material portion of the Assets (or a material portion of the EMEA Assets and the NNSA Assets, taken together as a whole) in a transaction or a series of transactions with one or more Persons other than the Purchaser, Kapsch Carriercom AG and/or their respective Affiliates.

4.	Incorporation by Reference. The parties hereby incorporate the following sections of the Asset Sale Agreement by reference: Sections 10.3 (No Third Party Beneficiaries), 10.4 (Consent to Amendments; Waivers), 10.5 (Successors and Assigns), 10.6 (Governing Law; Submission to Jurisdiction; Waiver of Jury Trial), 10.7 (Notices), 10.9 (Counterparts), 10.10 (No Presumption), 10.11 (Severability), 10.12 (Headings) and 10.13 (Entire Agreement).

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

Telefonaktiebolaget L M Ericsson (publ)

By:	/s/ Per Oscarsson
Name: Per Oscarsson
Title: Global Head of Mergers & Acquisition

Nortel Networks Corporation

By:	/s/ Pavi Binning
Name: Pavi Binning
Title: EVP, Chief Financial Officer and CRO

By:	/s/ George Riedel
Name: George Riedel
Title: Chief Strategy Officer

Nortel Networks Limited

By:	/s/ Pavi Binning
Name: Pavi Binning
Title: EVP, Chief Financial Officer and CRO

By:	/s/ George Riedel
Name: George Riedel
Title: Chief Strategy Officer

Nortel Networks Inc.

By:	/s/ George Riedel
Name: George Riedel
Title: Chief Strategy Officer

Signature Page – GSM/GSM-R Termination Fee

Agreement